[EXHIBIT (a)(16)]
MINDSPEED TECHNOLOGIES, INC.
AMENDMENT TO
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
TO PURCHASE COMMON STOCK FOR NEW STOCK OPTION GRANTS

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE ON MAY 15, 2009 AT 9:00 P.M.,
PACIFIC TIME, UNLESS THE OFFER IS EXTENDED
The Date of this Amendment to the Offer to Exchange is May 7, 2009
     Mindspeed Technologies, Inc. hereby amends the Offer to Exchange Certain Outstanding Options to Purchase Common Stock for New Stock Option Grants dated April 10, 2009 (the “Offer to Exchange”) as set forth herein. All capitalized terms not otherwise defined herein have the meanings defined in the Offer to Exchange. Except as amended, all terms of the Offer to Exchange and all other disclosures set forth in the Offer to Exchange remain unchanged.
     All references to the expiration date of the offer, which was originally on May 8, 2009 at 9:00 p.m., Pacific Time, are hereby amended to extend the expiration date of the offer until May 15, 2009 at 9:00 p.m., Pacific Time. Until that time, if you have previously elected to accept the offer with respect to your eligible old options, you may withdraw that election with respect to all of these options.